                                                               EXHIBIT (a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                            Justin Industries, Inc.

                                      at

                             $22.00 Net Per Share

                                      by

                              J Acquisition Corp.
                         a Wholly-Owned Subsidiary of
                            Berkshire Hathaway Inc.


        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON TUESDAY, JULY 25, 2000, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 19, 2000, BY AND AMONG BERKSHIRE HATHAWAY INC., J ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF BERKSHIRE HATHAWAY, AND JUSTIN INDUSTRIES, INC. THE BOARD OF DIRECTORS OF JUSTIN INDUSTRIES HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED, AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $2.50 PER SHARE, OF THE COMPANY WHICH (TOGETHER WITH ANY SHARES OWNED BY BERKSHIRE HATHAWAY, J ACQUISITION CORP. OR THEIR AFFILIATES) CONSTITUTES SIXTY-SEVEN PERCENT OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). J ACQUISITION CORP. AND BERKSHIRE HATHAWAY, IN THEIR DISCRETION, MAY WAIVE THIS CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION.

                                   IMPORTANT

  Any Stockholder desiring to tender all or any portion of his shares of Common Stock (together with the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of October 6, 1989, as amended from time to time, between the Company and The Bank of New York, as Rights Agent, the "Shares") should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile with his certificate(s) for the tendered Shares and any other required documents to the Depositary, (2) follow the procedure for book-entry tender of Shares set forth in Section 3 of this Offer to Purchase, or (3) request such Stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

  A Stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                               ----------------

June 27, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 SUMMARY TERM SHEET.......................................................    4

 INTRODUCTION.............................................................    8

 THE TENDER OFFER.........................................................   11
  1. Terms of the Offer..................................................    11
  2. Acceptance for Payment and Payment for Shares.......................    12
  3. Procedure for Tendering Shares......................................    13
  4. Withdrawal Rights...................................................    15
  5. Certain Federal Income Tax Consequences of the Offer and the
      Merger.............................................................    16
  6. Price Range of Shares; Dividends....................................    17
  7. Effect of the Offer on Market for the Shares, Stock Market
      Quotation, and Exchange Act Registration...........................    17
  8. Certain Information Concerning the Company..........................    18
  9. Certain Information Concerning Purchaser and Parent.................    20
 10. Source and Amount of Funds..........................................    21
 11. Background of the Offer; Contacts with the Company; the Merger
      Agreement and Stockholders Agreement...............................    21
 12. Purpose of the Offer and the Merger; Plans for the Company After the
      Offer and the Merger; Stockholder Approval and Appraisal Rights....    33
 13. Dividends and Distributions.........................................    34
 14. Conditions of the Offer.............................................    34
 15. Certain Legal Matters and Regulatory Approvals......................    35
 16. Fees and Expenses...................................................    37
 17. Miscellaneous.......................................................    37

 Schedule I Information Concerning the Directors and Executive Officers of
  Purchaser and Parent....................................................   39

                              SUMMARY TERM SHEET

  J Acquisition Corp. is offering to purchase all of the outstanding common stock of Justin Industries, Inc., including the associated common stock purchase rights, for $22 per share in cash. The following are some of the questions you, as a stockholder of Justin Industries, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

  Our name is J Acquisition Corp. We are a Texas corporation formed for the purpose of making a tender offer for all of the common stock, including the associated common stock purchase rights, of Justin Industries, Inc. and have carried on no activities other than in connection with the merger agreement among us, Berkshire Hathaway Inc. and Justin Industries, Inc. We are a wholly owned subsidiary of Berkshire Hathaway Inc., a Delaware corporation. Berkshire Hathaway Inc. is a holding company engaged through subsidiaries in a number of diverse businesses, the most important of which is property and casualty insurance and reinsurance offered on both a direct and reinsurance basis through insurance subsidiaries. See the "Introduction" to this Offer to Purchase and Section 9 "Certain Information Concerning Purchaser and Parent."

What are the classes and amounts of securities sought in the offer?

  We are seeking to purchase all of the outstanding shares of common stock of Justin Industries, Inc. Wherever we refer to "shares of common stock of Justin Industries, Inc.," we are referring also to the associated rights to purchase common stock under Justin's "Rights Agreement." By tendering your shares of common stock, you will automatically also tender the associated rights. See the "Introduction" to this Offer to Purchase and Section 1 "Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

  We are offering to pay $22 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase and Section 3 "Procedure for Tendering Shares."

Do you have the financial resources to make payment?

  Yes. Berkshire Hathaway Inc., our parent company, has or has available cash resources that are many times larger than needed to complete the offer and the merger. Berkshire will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not conditioned on any financing arrangements. See Section 10 "Source and Amount of Funds.

Is your financial condition relevant to my decision to tender in the offer?

  We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash, which we have available, because the offer is not subject to any financing condition, and because the offer is for all outstanding shares. Also, upon consummation of the offer, J Acquisition Corp. will acquire all shares that are not tendered for the same price in the merger. See Section 10 "Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

  Unless the offer is extended, you will have until 12:00 midnight, New York City time, on Tuesday, July 25, 2000, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 "Terms of the Offer" and Section 3 "Procedures for Tendering Shares."

Can the offer be extended and under what circumstances?

  Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that:

  . We may extend the offer for up to an additional 40 days, in one or more periods of not more than 10 business days, if any condition to the offer is not met.

  . We may also extend the offer for up to 10 business days if, on the expiration date of the offer, at least 75% but not more than 90% of the common stock has been tendered. In order to extend the offer in this way, we must first waive the satisfaction of any conditions to the offer.

For more details on our ability to extend the offer, see Section 1 "Terms of the Offer."

How will I be notified if the offer is extended?

  If we extend the offer, we will inform The Bank of New York (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 "Terms of the Offer."

What are the most significant conditions to the offer?

  We are not obligated to purchase any shares that are validly tendered:

  . unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least 67% of the then outstanding shares on a fully diluted basis. We call this condition the "Minimum Condition."

  . if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated.

  The offer is also subject to other conditions. We can waive all of the conditions to the offer in our sole discretion. See Section 1 "Terms of the Offer" and Section 14 "Conditions of the Offer."

How do I tender my shares?

  To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to The Bank of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name (i.e., through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange and Nasdaq Stock Market trading days. For the tender to be valid, however, they must receive the missing items within that three trading day period. See Section 3 "Procedures for Tendering Shares."

Until what time may I withdraw previously tendered shares?

  You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by August 25, 2000, you may withdraw them at any time after that date until we accept shares for payment. See
Section 1 "Terms of the Offer" and Section 4 "Withdrawal Rights."

How do I withdraw previously tendered shares?

  To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 "Withdrawal Rights."

What does the board of directors of Justin Industries, Inc. think of the offer?

  We are making the offer pursuant to the merger agreement among us, Berkshire Hathaway Inc. and Justin Industries, Inc. The board of directors of Justin Industries, Inc. has unanimously approved the offer, the merger and the merger agreement. The board of directors of Justin Industries, Inc. has determined that the terms of the offer and the merger are fair to, and in the best interests of, the stockholders of Justin Industries, Inc. and recommends that the stockholders of Justin Industries, Inc. accept the offer, tender their shares, and approve the merger and the merger agreement. See the "Introduction" to this Offer to Purchase.

Have any stockholders agreed to tender their shares?

  Yes. John S. Justin, Jr., a director and formerly chief executive officer of Justin Industries, Inc., and two trusts that he controls have agreed to tender all of their shares of Justin Industries, Inc. stock, representing approximately 19.8% of the outstanding common stock of Justin Industries, Inc. Mr. Justin and the trusts have also agreed to vote in favor of the merger and against any competing acquisition proposal. See the "Introduction" to this Offer to Purchase.

If sixty-seven percent of the shares are tendered and accepted for payment, will Justin Industries, Inc. continue as a public company?

  No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, Justin Industries, Inc. no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that (i) Justin Industries, Inc. common stock may no longer be eligible to be quoted and traded on the Nasdaq Stock Market or any other securities market or exchange, (ii) there may not be a public trading market for Justin Industries, Inc. common stock, and (iii) Justin Industries, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 7 "Effect of Offer on Market for the Shares, Stock Market Quotation, and Exchange Act Registration."

Will the tender offer be followed by a merger if all shares of Justin Industries, Inc. are not tendered in the offer?

  If we accept for payment and pay for at least 67% of the shares of Justin Industries, Inc. on a fully diluted basis, we will be merged with and into Justin Industries, Inc. If that merger takes place, Berkshire Hathaway Inc. will own all of the shares of Justin Industries, Inc., and all other persons who were stockholders of Justin Industries, Inc. immediately prior to the merger (other than stockholders properly exercising appraisal rights) will receive $22 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

  If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any appraisal rights properly exercised under Texas law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of Justin Industries, Inc. that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Justin Industries, Inc. common stock. Also, as described above, Justin Industries, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 7 "Effect of Offer on Market for Shares, Stock Market Quotation, and Exchange Act Registration."

  There are no appraisal rights in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer, have not voted for the merger, and have complied with other requirements of Texas law, will have appraisal rights under Texas law. See Section 12, "Purpose of the Offer and the Merger; Plans for the Company; Stockholder Approval and Appraisal Rights."

What is the market value of my shares as of a recent date?

  On June 19, 2000, the last trading day before we announced the signing of the merger agreement, the last sale price of Justin Industries, Inc. common stock reported on the Nasdaq Stock Market was $17 7/8 per share. On June 23, 2000, the closing price of Justin Industries, Inc. common stock reported on the Nasdaq Stock Market was $21 13/16. We encourage you to obtain a recent quotation for shares of Justin Industries, Inc. common stock in deciding whether to tender your shares. See Section 6 "Price Range of Shares; Dividends."

What are certain United States federal income tax consequences of tendering shares?

  The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5 "Certain Federal Income Tax Consequences of the Offer and the Merger."

To whom may I speak if I have questions about the tender offer?

  You may call the information agent for the offer, Georgeson Shareholder Communications Inc., at (800) 223-2064 (toll free). See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
JUSTIN INDUSTRIES, INC.:

                                 INTRODUCTION

  J Acquisition Corp., a Texas corporation (the "Purchaser") and a wholly-owned subsidiary of Berkshire Hathaway Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares (together with the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of October 6, 1989, as amended from time to time, between the Company and The Bank of New York, as Rights Agent, the "Shares") of Common Stock, par value $2.50 per share (the "Common Stock"), of Justin Industries, Inc., a Texas corporation (the "Company"), at a price of $22.00 per Share, without interest thereon, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer").

  The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 19, 2000, among the Company, Parent and Purchaser. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the adoption of the Merger Agreement by the Stockholders (if required by applicable law) in accordance with the relevant provisions of the Texas Business Corporation Act (the "Texas Act"), Purchaser will be merged with and into the Company. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a direct wholly owned subsidiary of Parent. The purpose of the Offer and the Merger is to facilitate the acquisition of all of the Shares for cash and thereby enable Parent to own 100% of the Shares. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time held by the Stockholders will be canceled and, subject to appraisal rights under the Texas Act, converted automatically into the right to receive $22.00 in cash, or, in the event any higher price is paid in the Offer, such higher price (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in "Section 11-- Background of the Offer; Contacts with the Company; the Merger Agreement and Stockholders Agreement." Stockholders who hold their Shares at the time of the Merger and who fully comply with the statutory dissenters' procedures set forth in the Texas Act will be entitled to dissent from the Merger and have the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) judicially determined and paid to them in cash pursuant to the procedures prescribed by the Texas Act. DISSENTERS' RIGHTS ARE AVAILABLE ONLY IN CONNECTION WITH THE MERGER AND NOT IN CONNECTION WITH THE OFFER. SEE "SECTION 12--PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; STOCKHOLDER APPROVAL AND APPRAISAL RIGHTS."

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF
THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (COLLECTIVELY, THE "TRANSACTIONS"), AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

  The Company has advised Parent that Donaldson, Lufkin & Jenrette, the Company's financial advisor ("DLJ"), has delivered to the Company its written opinion, dated June 19, 2000, to the effect that, as of such date, the consideration to be received by the Stockholders in the Offer and the Merger is fair, from a financial point of view, to the Stockholders. A copy of the written opinion of DLJ is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which is being furnished to the Stockholders concurrently with this Offer to Purchase.

  Simultaneously with entering into the Merger Agreement, Parent and Purchaser also entered into a Stockholders Agreement with John S. Justin, Jr., the John and Jane Justin Charitable Remainder Unitrust and the John S. Justin Jr. Charitable Remainder Trust (together, "Mr. Justin and the Trusts"), dated as of June 19, 2000 (the "Stockholders Agreement"), pursuant to which Mr. Justin and the Trusts (a) agreed to tender all Shares owned by them (the "Justin and Trust Shares," which equal approximately 20% of the outstanding Shares) in the Offer, (b) granted Parent and Purchaser an option, exercisable under certain circumstances, to purchase all Shares owned by them at the price per share paid in the Offer, and (c) agreed to vote the Justin and Trust Shares in favor of the Merger Agreement and the Merger and against any Takeover Proposal (as defined below). See "Section 11--Background of the Offer; Contacts with the Company; the Merger Agreement and Stockholders Agreement."

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED, AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), THAT NUMBER OF SHARES OF COMMON STOCK WHICH (TOGETHER WITH ANY SHARES OWNED BY PARENT, PURCHASER OR THEIR AFFILIATES) CONSTITUTES SIXTY-SEVEN PERCENT OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). PURCHASER AND PARENT, IN THEIR DISCRETION, MAY WAIVE THIS CONDITION UNDER CERTAIN CIRCUMSTANCES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, AS DESCRIBED IN "SECTION 14--CONDITIONS OF THE OFFER."

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (if required by the Texas Act) the adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon. Under the Texas Act and pursuant to the Company's Amended Articles of Incorporation, the affirmative vote of the holders of two-thirds of the outstanding Shares is the only vote that would be necessary to adopt the Merger Agreement at any required meeting of Stockholders. If the Minimum Condition is satisfied and as a result of the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own at least two-thirds of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholder.

  If Purchaser acquires, pursuant to the Offer, at least 90% of the then issued and outstanding Shares, under the Texas Act, Purchaser's board of directors will be able to adopt a plan of merger to effect the Merger without a vote of Stockholders, pursuant to Article 5.16 of the Texas Act (a "Short-Form Merger"). If Purchaser does not acquire at least 90% of the then issued and outstanding Shares pursuant to the Offer, a vote of the Stockholders will be required under the Texas Act to effect the Merger, and a significantly longer period of time will be required to effect the Merger. Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the consummation of the Offer.

  Purchaser may, without the consent of the Company, (a) extend the Offer for up to an additional 40 days, in one or more periods of not more than 10 business days, if any condition to the Offer is not satisfied or waived and
(b) if, on the expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer equal at least 75% of the outstanding Shares but less than 90% of the outstanding Shares on a fully-diluted basis, extend the Offer on one occasion for up to 10 business days notwithstanding that all the conditions to the Offer have been satisfied so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than in the case of the first condition set forth in "Section 14-- Conditions of the Offer," the occurrence of any statute, rule, regulation, judgment, order or preliminary or permanent injunction making illegal or prohibiting the consummation of the Offer (a "Prohibition")) that subsequently may not be satisfied during any such extension of the Offer. Purchaser does not intend to provide a subsequent offering period. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

  According to the Company, as of June 19, 2000 there were 25,775,603 Shares issued and outstanding, held by approximately 1,528 holders of record. Based on the issued and outstanding Shares as of June 19, 2000 (which number is subject to increase upon the exercise of outstanding options to purchase Shares), the Minimum Condition would be satisfied if at least 18,414,491 Shares are tendered in the Offer and not withdrawn prior to the close of the Offer, or at least 13,309,711 Shares in addition to the Justin and Trust Shares are so tendered and not withdrawn. Based on such number of issued and outstanding Shares, Purchaser would be able to effect a Short-Form Merger if 23,198,044 Shares were validly tendered in the Offer and not withdrawn prior to the close of the Offer.

  Tendering Stockholders who tender Shares directly will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering Stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such Stockholder or other payee pursuant to the Offer. Purchaser will pay all charges and expenses of the Bank of New York, as Depositary (the "Depositary") and Georgeson Shareholder Communications Inc., as Information Agent (the "Information Agent") in connection with the Offer. See "Section 16--Fees and Expenses."

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

  1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 4 hereof. The term "Expiration Date" means 12:00 Midnight, New York City time, on July 25, 2000, unless and until Purchaser, in accordance with the terms of the Merger Agreement, extends the period for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended, expires.

  Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open and to delay acceptance for payment of, and payment for, any Shares, including as a result of the occurrence of any of the events specified in Section 14 hereof, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof, as described below. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his Shares. See "Section 4--Withdrawal Rights."

  Subject to the applicable rules and regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time,
(1) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "Section 15--Certain Legal Matters and Regulatory Approvals," (2) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 have not been satisfied or upon the occurrence of any of the events specified in
Section 15, and (3) to waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

  The Merger Agreement provides that Purchaser shall not (i) decrease the price per Share payable pursuant to the Offer or the number of Shares sought,
(ii) amend the conditions to the Offer set forth in Annex A to the Merger Agreement, or (iii) impose conditions to the Offer in addition to those set forth in Annex A to the Merger Agreement, without the prior written consent of the Company.

  Notwithstanding the foregoing, if Purchaser and Parent are not in material breach of the Merger Agreement, Purchaser may, without the consent of the Company, extend the Offer for up to an additional 40 days, in one or more periods of not more than 10 business days, if any condition to the Offer is not satisfied or waived and such condition is reasonably capable of being satisfied. If, on the expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer equal at least 75% of the outstanding Shares but less than 90% of the outstanding Shares on a fully-diluted basis, Purchaser may, without the consent of the Company, extend the Offer on one occasion for up to 10 business days notwithstanding that all the conditions to the Offer have been satisfied so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than in the case of the first condition contained in Section 14 of this Offer to Purchase, the occurrence of any Prohibition) that subsequently may not be satisfied during any such extension of the Offer. Purchaser does not intend to provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law or the SEC in connection with such increase in each case without the consent of the Company.

  Any such extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act.

  Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all Stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  The Company has provided Purchaser with the Company stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

  2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the later to occur of (1) the Expiration Date and (2) the satisfaction or waiver of the conditions set forth in "Section 14--Conditions to the Offer." Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates representing tendered Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to Section 3, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for the purposes of receiving payments from Purchaser and transmitting such payments to the tendering Stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the tendered Shares, regardless of any delay in making such payment.

  If any tendering Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Certificates are submitted evidencing more Shares than are tendered or accepted for payment, Certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with such Book-Entry Transfer Facility), as promptly as practicable following expiration or termination of the Offer.

  Purchaser reserves the right to assign, in whole or from time to time in part, to Parent or to any direct or indirect subsidiary of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedure for Tendering Shares.

  Valid Tender of Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary prior to the Expiration Date at one or more of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares and such registered holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Certificates surrendered, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates, with the signatures on the Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are satisfied:

    (a) the tender is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

    (c) the Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange ("NYSE") and the Nasdaq Stock Market ("Nasdaq") are open for business.

  Any Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Certificates for (or a timely Book-Entry Confirmation, if available, with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser (and with respect to all other Shares or other securities issued or issuable in respect of such Shares) on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective if, when, and only to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such Stockholder (and, if given, will not be deemed effective) with respect thereto. Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Stockholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

  Purchaser's acceptance for payment of the Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE OFFER PRICE, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

  4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 25, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Certificates, the serial numbers shown on the particular Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  5. Certain Federal Income Tax Consequences of the Offer and the Merger. The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. This discussion does not discuss all aspects of U.S. federal income taxation which may be important to particular Holders in light of their individual investment circumstances, such as Holders who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code, Holders who acquired their Shares through the exercise of options or otherwise as compensation, or Holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, and tax-exempt organizations). In addition, this discussion does not address state, local or foreign tax consequences. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

  The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a Holder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such Holder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the Holder, such gain or loss will be capital gain or loss. If, at the time of the Offer or the Merger, the Shares then exchanged have been held for more than one year, such gain or loss will be a long-term capital gain or loss. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

  A Holder (other than certain exempt Holders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to a 31% backup withholding unless the Holder provides its taxpayer identification number, or unless an exemption applies. If backup withholding applies to a Holder, the Depositary is required to withhold 31% from payments to such Holder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the Holder upon filing an income tax return.

  6. Price Range of Shares; Dividends. The Shares are listed on the Nasdaq under the ticker symbol "JSTN." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Common Stock on Nasdaq:

     Calendar Year                                               High     Low
     -------------                                              ------- --------
     1998:
       First Quarter........................................... 15 3/4  12
       Second Quarter.......................................... 17      13 1/4
       Third Quarter........................................... 16 1/4  12 19/32
       Fourth Quarter.......................................... 15 1/16 10 3/8

     1999:
       First Quarter........................................... 14 1/4   9 11/16
       Second Quarter.......................................... 14 7/8  10 9/16
       Third Quarter........................................... 15 7/8  12 3/4
       Fourth Quarter.......................................... 16      12 3/4

     2000:
       First Quarter........................................... 18 1/2  13 3/4
       Second Quarter (through June 23, 2000).................. 22      15 3/4

  According to the Company's 10-K, the Company has declared a quarterly cash divided of $.05 per Share in each quarter of fiscal years 1998 and 1999. The Company also declared a quarterly cash dividend of $.06 per Share for the first quarter of fiscal year 2000. On June 14, 2000, the Board of Directors of the Company declared a cash dividend of $.06 per Share payable on July 5, 2000 to stockholders of record on June 26, 2000. Pursuant to the Merger Agreement, the Company has agreed that, without the prior written consent of Parent, it will not declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company, except for the $.06 dividend described above.

  On June 19, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on the Nasdaq was $17 7/8 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

  7. Effect of the Offer on Market for the Shares, Stock Market Quotation, and Exchange Act Registration.

  Market for Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the Stockholders.

  Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion and quotation on Nasdaq and may be cease to be quoted on Nasdaq. According to Nasdaq's published guidelines, Nasdaq would consider no longer including the Shares for quotation and trading if, among other things, the number of publicly held Shares were less than 500,000, there were less than 300 round lot holders (round lot holders are considered holders of 100 shares or more) of Shares, or the aggregate market capitalization of the Company were less than $35 million. The Company has advised Purchaser that, as of June 19, 2000, there were 25,775,603 Shares outstanding, held by approximately 1,528 holders of record. If Nasdaq were to discontinue the quotation and trading of the Shares, the market for the Shares could be adversely affected.

  If the Nasdaq were to discontinue the quotation and trading of the Shares, it is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of Stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares could no longer be used as collateral for loans made by brokers.

  Exchange Act Regulation. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the Shares are not listed on a national securities exchange and if there are fewer than 300 record holders. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with Stockholders' meetings and the related requirement of furnishing an annual report to Stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the Nasdaq or for continued inclusion on the Federal Reserve Board's list of "margin securities".

  8. Certain Information Concerning the Company. The information concerning the Company contained in this Offer to Purchase, other than the financial forecasts below, has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained herein or in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  General. The Company is a Texas corporation with its principal executive offices located at 2821 West 7th Street, Fort Worth, Texas 76107. The Company's operations are in two principal business areas operating under the corporate names of Acme Building Brands, Inc., which manufactures and sells building materials, and Justin Brands, Inc., which manufactures, purchases and sells footwear products.

  The building materials segment includes clay brick manufactured and sold under the name Acme Brick for use in residential and commercial construction primarily in the central and southwest United States. Acme is one of the largest manufacturers of face brick in the United States. Other products in the Company's building materials segment include concrete block manufactured and sold under the trade name Featherlite Building Products and cut limestone manufactured under the name Texas Quarries. Acme and Featherlite also represent other manufacturers as distributors of clay brick, glass block, tile and masonry units and other masonry materials, fireplace equipment and purchased used brick for resale. This segment includes the sale of ceramic and marble floor and wall tile through American Tile distribution centers in Texas and one location in Arkansas. In a number of states, the Company's building materials are marketed directly through approximately 500 full time company sales employees, and in other states, sales are made principally through independent distributors and dealers.

  The footwear segment includes the design, manufacture or purchase, and distribution of western style, safety, work and sports boots and shoes, primarily for sale in the United States under the "Justin", "Nocona", "Tony Lama", "Chippewa", and "Sport Lace-R" brand names. The Company's footwear products are marketed by commissioned company and independent sales representatives. Sales are made throughout the United States to a network of approximately 6,500 authorized retail outlets and dealers such as western goods stores, department stores, specialty retail stores and mail order houses. The Company also publishes books about the history and art of the West through the Northland Publishing Company.

  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 and can be accessed electronically on the SEC's website at http://www.sec.gov.

  In connection with this transaction, Parent received some financial information forecasting potential future operating performance of the Company and its two business divisions. The Company does not as a matter of course make public forecasts as to future operations, and these forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding financial forecasts. Such information is set forth below for the limited purpose of making available to stockholders the forecasts that were made available to Parent in connection with the Offer. Neither the Company nor Parent intends to update or otherwise revise these forecasts.

  These forecasts necessarily reflect numerous assumptions as to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's control. It is not possible to predict whether the assumptions made in preparing these forecasts will be valid, and actual results may prove to be materially higher or lower than these forecasts. Factors that may cause actual results to differ, perhaps materially, from these forecasts include changes in demand and prices for the Company's products, raw materials costs, changes in the economic conditions of the various markets the Company serves, change in interest rates, and changes in the amount and severity of inclement weather. The inclusion of these forecasts does not mean that Parent considered them reliable or relied upon them, and these forecasts should not be relied on as predictors of future events. Neither Parent nor the Company takes any responsibility for the validity, reasonableness, accuracy or completeness of these forecasts. The Company has made no representation to Parent regarding these forecasts, and Parent asked for none.

  The following are forecasted revenues and net income for the year ending December 31, 2000 for the Company on a consolidated basis, and forecasted revenues and operating profit (earnings before interest, taxes, and corporate charges) for the Company's Acme Building Brands and Justin Brands divisions for the year ending December 31, 2000 (dollars in millions):

                                                                          Net
                                                              Revenues  Income
                                                              -------- ---------
     Justin Industries.......................................  $540.3    $51.8

                                                                       Operating
                                                                        Profit
                                                                       ---------
     Acme Building Brands....................................  $367.3    $81.3
     Justin Brands...........................................  $173.0    $ 8.0

  The following are forecasted revenues and EBITDA (earnings before interest, taxes, depreciation, amortization and corporate charges) for the Company's Acme Building Brands and Justin Brands divisions for the years ending December 31, 2001-2003 (dollars in millions):

                                                                  2001 2002 2003
                                                                  ---- ---- ----
     Acme Building Brands
       Revenue................................................... $385 $406 $427
       EBITDA.................................................... $103 $110 $117
     Justin Brands
       Revenue................................................... $207 $227 $253
       EBITDA.................................................... $ 20 $ 25 $ 31

  9. Certain Information Concerning Purchaser and Parent. Purchaser is a Texas corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is a direct wholly owned subsidiary of Parent. The principal executive offices of Purchaser and Parent are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131.

  Berkshire Hathaway Inc. ("Berkshire" or "Parent"), a Delaware corporation, is a holding company engaged through subsidiaries in a number of diverse businesses, the most important of which is property and casualty insurance and reinsurance offered on both a direct and reinsurance basis through insurance subsidiaries.

  Berkshire may be deemed to be controlled by Warren E. Buffett, who is Berkshire's chairman and chief executive officer and who beneficially owns Berkshire shares representing approximately 34.9% of its voting power.

  Additional information concerning Berkshire is set forth in Berkshire's Annual Report on Form 10-K for the year ended December 31, 1999 and the subsequent Quarterly Report on Form 10-Q, which reports may be obtained from the SEC in the manner set forth with respect to information concerning the Company in Section 8.

  The name, citizenship, business address, principal occupation, and five-year employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I to this Offer to Purchase.

  None of the Parent, Purchaser nor, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has any right to acquire, directly or indirectly, any Shares and none of the Parent, Purchaser nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days, other than pursuant to the Merger Agreement and the Stockholders Agreement.

  Except as provided in the Merger Agreement and Stockholders Agreement, and as otherwise described in this Offer to Purchase, (i) none of the Parent, Purchaser nor any of their respective subsidiaries nor, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, and (ii) none of Parent, Purchaser nor, to the best of their knowledge, any of the persons listed on
Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Set forth below in Section 11 of this Offer to Purchase and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between any of Purchaser or Parent, or any of their respective subsidiaries or any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  10. Source and Amount of Funds. The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $585 million. Purchaser will obtain these funds from Parent, either directly or indirectly, in the form of capital contributions and/or loans from Parent or its affiliates. Parent will obtain all required funds through dividends and/or loans from its affiliates.

  11. Background of the Offer; Contacts with the Company; the Merger Agreement and Stockholders Agreement.

 Background of the Offer; Contacts with the Company.

  In May 1998, the Board first authorized the Company to engage Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as the Company's financial advisor to assist the Board in evaluating the Company's strategic alternatives, including the following: (i) remaining as a stand-alone, independent entity, (ii) conducting a sale of the entire Company, (iii) pursuing a sale of Acme Building Brands, Inc. ("Acme Building Brands") and Justin Brands, Inc. ("Justin Brands") in separate transactions, and (iv) considering other extraordinary corporate transactions. After considering the various alternatives, the Board authorized DLJ and senior management to embark upon a process of contacting companies that might be interested in a business combination with the Company. The Company's management, with the assistance of DLJ, then identified a number of third parties that might have an interest in a business combination with the Company.

  During the period from May 1998 through August 1998, the Company and DLJ contacted various potential strategic buyers of both Justin Brands and Acme Building Brands, as well as a number of potential financial buyers. The Company and DLJ also furnished written information to certain of these potential buyers. At a meeting in August 1998, DLJ reviewed with the Board the preliminary indications of interest in acquiring the Company. After an evaluation of the Company's current and prospective situation and its various strategic options, the Board determined not to pursue discussions with any particular prospective buyer at that time due to the Board's determination that the preliminary indications of interest did not adequately reflect the Company's value. The Board then terminated any active pursuit of strategic alternatives.

  Representatives of the Company made oral presentations to various prospective purchasers during the period from September 1999 through June 2000. In September 1999, the Company was contacted by a representative of a publicly held European brick manufacturing corporation (the "Brick Industry Buyer") who indicated that the Brick Industry Buyer was interested in exploring a business combination with Acme Building Brands. After continued discussions between management of the Company and the Brick Industry Buyer, the Brick Industry Buyer proposed an acquisition of Acme Building Brands for a combination of cash and securities at a price per share of $20 (with not more than $10 per share to be paid in cash). In addition, the Brick Industry Buyer indicated that it would require up to six months to close an acquisition transaction. After careful deliberation, the Board rejected the offer as inadequate given the partly non-cash nature of the offer and its proposed timing.

  In December 1999, a representative of a leveraged buyout firm contacted the Company and indicated a preliminary interest in pursuing a transaction involving a purchase of the entire Company for a price in the range of $20 to $24. These preliminary discussions, however, ended when this potential purchaser proved unable to secure financing.

  In January 2000, a venture capital group (the "Venture Capital Group") and an individual (the "Individual Buyer") both contacted the Company regarding their interest in a possible combination with the Company. Both the Venture Capital Group and the Individual Buyer conducted extensive due diligence of the Company's business and operations. In March 2000, the Individual Buyer orally indicated to the Company a preliminary interest in a business combination with Justin Brands. After careful deliberation, the Board rejected the preliminary oral proposal based on the inadequacy of the consideration and the fact that the proposal was not fully financed. The Company also received an oral preliminary proposal from the Venture Capital Group shortly thereafter, which contemplated a transaction in which the Venture Capital Group would acquire all the outstanding shares of the Company's Common Stock for $19 per share in cash and $4 per share in subordinated debt. Following a Board meeting on March 17, 2000, the Company decided not to consider the proposal due to the highly conditional nature of the offer, the uncertainties involved in valuing the subordinated debt component and the fact that the offer was not fully financed.

  In April 2000, the Individual Buyer teamed with a financial partner (the "Financial Buyer"). The Individual Buyer and the Financial Buyer notified the Company of their combined interest in pursuing an acquisition of Justin Brands. The Individual Buyer and the Financial Buyer also informed the Company that they were in the process of initiating a search for a partner to purchase Acme Building Brands. The Individual Buyer and the Financial Buyer eventually located a building materials company (the "Building Materials Company") interested in pursuing a possible acquisition of Acme Building Brands. The Building Materials Company, the Individual Buyer and the Financial Buyer (together, the "Bidders") conducted extensive due diligence of the Company's business and operations, but did not contact the Company with a proposal at that time.

  In mid-May 2000, a former employee of the Company contacted Warren E. Buffett, Chairman of Berkshire, and provided him with information about the Company. On or about May 24, 2000, Mr. Buffett contacted John V. Roach, Chairman of the Board of the Company. Mr. Roach and Mr. Buffett arranged a meeting to be held at the offices of Mr. Roach on June 7, 2000. The Company then notified the Brick Industry Buyer and the Bidders that discussions regarding the possible sale of the Company had progressed and were moving forward.

  On June 7, 2000, Mr. Buffett met with Mr. Roach, Mr. Justin, the senior managers of Acme Building Brands and Justin Brands, and other senior Company officers, to discuss the Company's businesses. At the conclusion of those meetings, Mr. Buffett verbally indicated to Mr. Roach Berkshire's interest in pursuing a $22 per share, all cash offer for the Company with no financing or due diligence requirements. Thereafter, the Company contacted the Venture Capital Group, the Brick Industry Buyer and the Bidders and indicated that the Company had received an indication of interest for an acquisition of the Company that could result in a transaction. Accordingly, the Company indicated that the Venture Capital Group, the Brick Industry Buyer and the Bidders should prepare to act decisively if they remained interested in a possible acquisition of the Company. The Company suggested to each of the Venture Capital Group, Berkshire, the Brick Industry Buyer and the Bidders that it prepare a proposal, including price, and submit such proposal to the Company by noon on June 14, 2000. Berkshire and the Bidders submitted proposals.

  On June 14, 2000, the Board met and received a detailed presentation from its legal counsel on the duties of the directors in considering a potential acquisition of the Company. The Board also received oral presentations from representatives of the Bidders and representatives of Berkshire. The Bidders proposed an acquisition of the Company structured as a cash tender offer at a price below $22. The Bidders' offer was conditioned on, among other things, the completion of due diligence by the Bidders. Representatives of Berkshire then definitively proposed an all cash acquisition of the Company at $22 per Share through a first-step tender offer for all outstanding Shares followed by a second-step merger in which all remaining Shares would be converted into the right to receive the same per share consideration paid in the tender offer. The proposal was subject to customary conditions but was not subject to due diligence or financing conditions. Berkshire's representatives stated that Berkshire was prepared to negotiate definitive acquisition agreements and announce a transaction within three business days. The Board then discussed the two proposals extensively. The Board considered a number of factors relating to the two proposals, including the amount of the consideration offered, the fact that the Bidders' financing was not yet fully committed and the fact that a transaction with the Bidders would require more time to consummate and was subject to more conditions than a transaction with Berkshire. At the conclusion of the discussion, the Board unanimously determined that it would be in the best interests of the shareholders to proceed with the Berkshire proposal. This conclusion was based principally on the Board's belief that the Bidders' price per share did not adequately reflect the Company's value and the possibility that the transaction would not be consummated, while the Berkshire proposal, in the Board's judgment, reflected a fair price and was more likely to be consummated as it was subject to few conditions. The Board instructed management to attempt to negotiate satisfactory definitive agreements that could be presented to the Board at its next meeting on June 19, 2000.

  Berkshire's representatives provided a draft merger agreement and stockholders agreement to the Company and the Stockholders at the conclusion of the Board meeting on June 14, 2000. Between then and June 19, 2000, Berkshire's counsel and counsel for the Company and the Stockholders negotiated the definitive agreements.

  On Monday afternoon, June 19, 2000, the Board met to receive presentations from the Company's legal and financial advisors and to consider the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby. At the meeting, DLJ delivered both its oral and written opinion to the effect that, as of such date and based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair to such holders, from a financial point of view. Following such presentations and receipt of DLJ's written opinion, the Board determined that the terms of the Offer and the Merger were fair to, and in the best interests of, the shareholders of the Company, approved the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, and determined to recommend that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. Also on June 19, 2000, the Board of Directors of Berkshire met telephonically to review the terms of the proposed transaction. After full discussion, the Berkshire Board determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, were in the best interests of Berkshire and its stockholders, and approved the Merger Agreement.

  Following the two Board meetings, Berkshire, the Purchaser and the Company executed the Merger Agreement and Berkshire, the Purchaser and the Stockholders executed the Stockholders Agreement, as contemplated by the Merger Agreement.

  On the morning of June 20, 2000, Berkshire and the Company issued a joint press release announcing the execution of the Merger Agreement and the Stockholders Agreement.

  On June 27, 2000, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

 The Merger Agreement

  The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Form 8-K/A filed by Parent with the SEC on June 27, 2000. Such summary is qualified in its entirety by reference to the Merger Agreement. Capitalized terms not otherwise defined in the following description of the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than seven business days after the public announcement of the execution of the Merger Agreement. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of certain conditions that are described below under the caption "Section 14--Conditions to the Offer."

  Purchaser and Parent have agreed that, without the prior written consent of the Company, no change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, or which amends the conditions to the Offer set forth below under "Section 14--Conditions to the Offer." Purchaser may, without the consent of the Company, extend the Offer for up to an additional 40 days, in one or more periods of not more than 10 business days, if any condition to the Offer is not satisfied or waived and such condition is reasonably capable of being satisfied. If, on the expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer equal at least 75% of the outstanding Shares but less than 90% of the outstanding Shares on a fully-diluted basis, Purchaser may, without the consent of the Company, extend the Offer on one occasion for up to 10 business days notwithstanding that all the conditions to the Offer have been satisfied so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than in the case of the first condition contained in Section 14 of this Offer to Purchase, the occurrence of any Prohibition) that subsequently may not be satisfied during any such extension of the Offer. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

  Board Representation. Pursuant to the Merger Agreement, upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent or their affiliates, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the election or appointment of any additional directors pursuant to this paragraph and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser or any of their affiliates (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its subsidiaries) bears to the total number of Shares then issued and outstanding. The Company has agreed, upon request by Purchaser, to promptly increase the size of the Company Board as is necessary to enable Purchaser's designees to be elected to the Company Board and to cause Purchaser's designees to be so elected; provided that, if Purchaser's designees are appointed or elected to the Company Board, until the Effective Time, the Company Board shall have at least two directors who are directors on the date of the Merger Agreement and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Parent (the "Independent Directors"). The Merger Agreement also provides that, during the period after such election of directors designated by Purchaser but prior to the Effective Time, the Company Board shall delegate to a committee of the Company Board comprised solely of the Independent Directors the sole responsibility for (i) the amendment or termination of the Merger Agreement on behalf of the Company, other than a termination in connection with the Company's execution of a definitive agreement providing for a Superior Proposal, (ii) the waiver of any of the Company's rights or remedies under the Merger Agreement, (iii) the extension of the time for performance of Parent's or Purchaser's obligations under the Merger Agreement, or (iv) the assertion or enforcement of the Company's rights under the Merger Agreement to (a) object to a failure to consummate the Merger for a failure of the condition that the Company perform in all material respects all material obligations required by it under the Merger Agreement to be satisfied or (b) object to a termination of the Merger Agreement by the Parent based on any alleged inaccuracy in the representations and warranties of the Company in the Merger Agreement.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and an accordance with the Texas Act, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. Upon consummation of the Merger, each Share issued and outstanding immediately prior to the Effective Time held by a stockholder (other than any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive from Surviving Corporation $22 per Share in cash (or any higher price per Share that is paid in the Offer), without interest. All Shares that are owned by the Company as treasury stock, all Shares owned by any subsidiary of the Company and any Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent will be canceled and retired and will cease to exist and no consideration will be delivered in exchange therefor.

  Pursuant to the Merger Agreement at the Effective Time, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  The Merger Agreement provides that the Amended Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended as set forth in the Merger Agreement, and as so amended, will be the Articles of Incorporation of the Surviving Corporation. The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

  Directors and Officers of the Surviving Corporation. The Merger Agreement provides that the directors of Purchaser and the officers of the Company immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

  Treatment of Options. The Merger Agreement also provides that each outstanding option to purchase Shares (an "Option") granted under any employee stock option plan and non-employee director stock option plan of the Company, whether or not exercisable, shall vest as of the Effective Time. If the Option has an exercise price of less than the Offer Price, unless the holder of the Option elects to receive the consideration described in the next sentence (by giving notice to Parent at least 15 business days before the Effective Time), the Option will be cancelled in exchange for a cash payment from the Surviving Corporation immediately following the Effective Time equal to the product of
(1) the total number of shares subject to the Option and (2) the excess of the Offer price over the exercise price of the Option. If the Option is not cancelled as described above, the Option will be assumed by Parent, or substituted with a new option issued by Parent, so that the Option shall be deemed to constitute an option to acquire, on the terms and conditions of Parent's 1996 Stock Option Plan, as amended, (x) the number of shares of Parent Class B common stock, par value $.1667 per share ("Parent Class B Stock") (which shares shall be registered pursuant to an effective registration statement) equal to the product of (1) the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option and
(2) 0.0113519 (the "Parent Class B Exchange Ratio"), provided that any fractional shares of Parent Class B Stock resulting from such multiplication shall be rounded up or down to the nearest whole share, at (y) a price per share equal to (1) the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (2) the Parent Class B Exchange Ratio, provided that such exercise price shall be rounded up or down to the nearest cent.

  Stockholders' Meeting. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold a meeting of the stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement, (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders vote in favor of the approval of the Merger and the adoption of the Merger Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified, in accordance with the Merger Agreement.

  Parent has agreed to provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement and to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

  Merger Without Meeting of Stockholders. In the event that Parent and Purchaser acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, each of the parties to the Merger Agreement has agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders, in accordance with Article 5.16 of the Texas Act.

  Conduct of Business. Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees.

  The Company has further agreed that during this period, except as expressly provided in the Merger Agreement, it will not, nor will it permit any of its subsidiaries to, without the prior written consent of Parent:

    (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of the Merger Agreement other than pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its Stockholders in their capacity as such, other than the payment of the cash dividend of $.06 per share of common stock declared on June 14, 2000 payable on July 5 to holders of record on June 26, 2000;

    (ii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its subsidiaries;

    (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a minimum value in excess of $10 million to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness in excess of $1 million to any such person or any claims held by any such person, in each case that is material to the Company and its subsidiaries, taken as a whole, except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts or agreements in force at the date of the Merger Agreement;

    (iv) make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof, or purchase or enter into any agreement to purchase equipment, materials, supplies, or services in excess of $10 million in any one transaction or $20 million in the aggregate;

    (v) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan or arrangement with or for any stockholder, officer, director, employee, agent, consultant or affiliate other than (a) as required pursuant to existing agreements and (ii) increases in salaries and benefits of employees who are not directors or officers of the Company made in the ordinary course of business consistent with past practices;

    (vi) amend its articles of incorporation, bylaws or similar governing documents;

    (vii) waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; or

    (viii) make any commitment to or take any of these aforementioned actions.

  Access to Information. Pursuant to the Merger Agreement, upon reasonable notice and subject to applicable laws, the Company has agreed to, and to cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, to make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

  Further Assurances. Parent and the Company have agreed to, and to cause their subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to certain conditions set forth in the Merger Agreement, to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) as promptly as practicable and
(ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by the Merger Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

  The Company and Parent have further agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of the Merger Agreement, the transactions contemplated therein, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated thereby or seeking material damages.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company, Parent and Purchaser as to the enforceability of the Merger Agreement. The Company also has provided representations and warranties as to absence of certain changes or events concerning its business, compliance with law, absence of litigation, corporate status, capitalization, and the accuracy of financial statements and filings with the SEC.

  Indemnification of Officers and Directors. The Merger Agreement provides that from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes such prior to the Effective Time, an officer, director, agent, fiduciary or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval will not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, agent, fiduciary or employee of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby. In the case of Purchaser and the Surviving Corporation, such indemnification will only be to the fullest extent a corporation is permitted under the Delaware General Corporation Law (the "DGCL") or the Texas Act, as applicable, to indemnify its own directors, officers, agents, fiduciaries and employees; and in the case of Parent, such indemnification will not be limited by the DGCL but will not be applicable to any claims made against the Indemnified Parties (A) if a judgment or other final adjudication establishes that their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled. Parent, Purchaser and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, which in the case of Purchaser and the Surviving Corporation will be only to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL or Article 2.02-1 of the Texas Act, as applicable.

  Treatment of Employee Benefits. Parent has agreed to honor, in accordance with their terms, all employee benefit plans and other employment, consulting, benefit, compensation or severance agreements, arrangements and policies of the Company. Parent or the Company may, however, amend, modify or terminate any such plan in accordance with its terms, provided that Parent will not cause the Company to (i) reduce any benefits to employees under the plans for a period of 12 months following the Effective Time, (ii) reduce any benefit accruals to employees pursuant to the plans that are defined benefit pension plans, or (iii) reduce the employer contribution pursuant to the plans that are defined contribution pension plans. The Company shall amend its Supplemental Executive Retirement Plans to provide that participants who have been, or would have been, employed by the Company for 10 years or more as of the later of the Closing Date or December 31, 2000, shall be entitled to benefits under such plan upon termination of employment, if terminated within 12 months after the Effective Time, as if such participant was 55 years old at the date of such termination, subject to the other provisions of the plan. Any employee of the Company employed at the time of the Closing at the Company's Fort Worth corporate offices that is terminated by the Company without cause during the 12 months following the Closing, shall be paid by the Company in cash (i) with respect to employees who are officers of the Company at the time of Closing, 12 months' base pay, and (ii) with respect to employees who are not officers of the Company, the greater of two months' base pay or one-half of one week's pay for each year of service. Each officer of the Company who is any employee of the Company at the time annual bonuses are paid in the ordinary course of business (or any such officer who is terminated without cause by the Company) shall receive a cash bonus for fiscal year 2000 that is equal to or greater than his or her 1999 bonus.

  Conditions to Each Party's Obligation to Effect the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the Stockholders to the extent required by applicable law; (ii) no statute, rule, order, decree or regulation shall have been enacted by any Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained and shall be in effect at the Effective Time; (iii) no order or injunction of any Governmental Entity shall be in effect which precludes, restrains, enjoins or prohibits the consummation of the Merger provided the parties used reasonable best efforts to prevent such order of injunction; and (iv) Parent or Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, provided, that this condition shall be deemed satisfied if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement. In addition, the obligations of Parent and Purchaser to effect the Merger are subject to the further condition (which Parent may waive) that the Company shall have performed in all material respects all of its material obligations under the Merger Agreement required to be performed prior to the earlier of (a) such time as Parent's or Purchaser's designees constitute a majority of the Company's Board of Directors, and (b) the Closing Date.

  No Solicitation. Pursuant to the Merger Agreement, the Company has agreed to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and it shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date of the Merger Agreement until the Expiration Date, the Company shall not, and to not permit any of its subsidiaries, or any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided that if, prior to the Expiration Date and following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that was unsolicited and made after the date of the Merger Agreement in circumstances not otherwise involving a breach of the Merger Agreement, the Company Board determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to such Takeover Proposal and subject to compliance with the Merger Agreement,
(x) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (i) such confidentiality agreement must include a provision prohibiting solicitation of key employees of the Company or its subsidiaries, such provision lasting at least one year, and may not include any provision calling for an exclusive right to negotiate with the Company and (ii) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (y) participate in negotiations with such party regarding such Takeover Proposal. Any violation of these restrictions by any executive officer of the Company or any of its subsidiaries or any affiliate, director or investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, if known by the Company, shall be deemed to be a breach by the Company of the Merger Agreement.

  Except as expressly permitted in the Merger Agreement, the Company has agreed that neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of the Transactions, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Expiration Date the Company Board determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date of the Merger Agreement in circumstances not otherwise involving a breach of the Merger Agreement, and after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company Board may (subject to this and the following sentences and to compliance with the provisions of the immediately preceding paragraph) (x) withdraw or modify its approval, determination, or recommendation of the Transactions or (y) approve, determine to be advisable, or recommend a Superior Proposal, provided that any actions described in clause (y) may be taken only at a time that is after the second business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what action referred to in clause (y) the Company Board has determined to take.

  The Company has further agreed to promptly advise Parent orally and in writing of any request for confidential information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and to keep Parent reasonably informed of the status and details of any such request or Takeover Proposal.

  For purposes of the Merger Agreement, (i) a "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries, affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its subsidiaries or 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement, and (ii) a "Superior Proposal" means a bona fide written offer from any person (other than Parent and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Significant Subsidiaries or 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement, (A) which provides for consideration on a per share basis to the stockholders with a value (taking into account, among other things, the likelihood of such offer resulting in a consummated transaction) exceeding the Offer Price, (B) which, considering all relevant factors, is more favorable to the Company and its stockholders than the Offer and the Merger, and (C) for which the third party has demonstrated that financing is reasonably likely to be obtained, in each case as determined by the Company Board in its good faith judgment (based on the advice of independent financial advisors and outside counsel). Any Superior Proposal is a Takeover Proposal.

  Termination; Termination Fee and Expenses. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof (i) by the mutual consent of Parent and the Company; (ii) by either the Company or Parent if: (A) a Governmental Entity issues an order or takes other action that becomes final and non-appealable, restraining or prohibiting the transactions contemplated by the Merger Agreement provided that the party seeking to terminate has used all reasonable efforts to challenge the order or action, (B) the Offer expires or is withdrawn without any Shares being purchased, provided that such right shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has resulted in the failure of Purchaser to purchase shares in the Offer, or (C) the Offer has not been consummated by September 30, 2000 (the "Outside Date"), provided that such right shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has resulted in the failure of the Offer to be consummated by such time, and provided further that such date will be extended for each day in which any party is subject to a nonfinal order or action restraining or prohibiting the consummation of the Offer (but shall be no later than December 31, 2000); (iii) by the Company if (A) Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to seven business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement if it is in material breach thereof; (B) it concurrently enters into a definitive agreement providing for a Superior Proposal entered into in accordance with the Merger Agreement, provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee (as defined below) to Parent; or (C) if the representations and warranties of Parent and Purchaser set forth in the Merger Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Purchaser set forth in the Merger Agreement that are not qualified by materiality shall not be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Expiration Date as if made on such date, or either Parent or Purchaser shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement, which inaccuracy or breach cannot be cured or has not been cured within one business day prior to the Expiration Date, except in the case of the failure of any representation or warranty, for changes specifically permitted by the Merger Agreement, and for those representations and warranties that address matters only as of a particular date which are true and correct as of such date; or
(iv) by Parent if (A) due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Section 14 of this Offer to Purchase, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to seven business days following the date of the initial public announcement of the Offer; provided, that Parent may not terminate the Merger Agreement if Parent is in material breach of the Merger Agreement; (B) the Company Board shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger, or failed to reconfirm its recommendation within four business days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, or shall have resolved to do any of the foregoing, or (C) if the representations and warranties of the Company set forth in the Merger Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Company set forth in the Merger Agreement that are not qualified by materiality shall not be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Expiration Date as if made on such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement, which inaccuracy or breach cannot be cured or has not been cured within one business day prior to the Expiration Date, except in the case of the failure of any representation or warranty, for changes specifically permitted by the Merger Agreement, and for those representations and warranties that address matters only as of a particular date which are true and correct as of such date.

  If the Merger Agreement (i) is terminated by Parent because the Company Board changed its recommendation in a manner adverse to Parent, (ii) is terminated by the Company if the Company concurrently enters into a definitive agreement providing for a Superior Proposal, or (iii) if a Takeover Proposal has been made known to the Company or made directly to its stockholders or any person has publicly announced an intention to make a Takeover Proposal and thereafter the Merger Agreement is terminated by the Company because (a) the Offer has not been consummated by the Outside Date or (b) the Offer has expired or been withdrawn without any Shares being purchased therein, provided that the Offer has remained open for twenty business days and the Minimum Condition has not been satisfied, and in either such event described in clauses (a) and (b) above such Takeover Proposal is consummated within one year of such termination, then the Company shall pay to Parent a termination fee equal to $10 million in cash and shall reimburse Parent's out of pocket expenses, including attorney's fees, related to the Merger Agreement and the transactions contemplated thereby. Each party to the Merger Agreement shall otherwise be solely responsible for all fees and expenses incurred by such party.

  Amendment. Subject to applicable law, at any time prior to the Closing Date, the Merger Agreement may be modified or amended by written agreement of the parties thereto, provided that no modification or amendment shall be made after consummation of the Offer which adversely affects the Stockholders, or otherwise requires the approval of the Stockholders, unless approved by the Independent Directors.

 The Stockholders Agreement

  The following is a summary of the Stockholders Agreement, a copy of which has been filed as an Exhibit to the Form 8-K filed by Parent with the SEC on June 20, 2000. Such summary is qualified in its entirety by reference to the Stockholders Agreement. Capitalized terms not otherwise defined in the following description of the Stockholders Agreement have the respective meanings ascribed to them in such agreement.

  Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into the Stockholders Agreement with John S. Justin, Jr., the John and Jane Justin Charitable Remainder Unitrust under Agreement dated June 20, 1998 and the John S. Justin Jr. Charitable Remainder Trust under Agreement dated October 12, 1992 (together, "Mr. Justin and the Trusts"). Mr. Justin and the Trusts are the owners of 5,104,780 Shares of Common Stock (such Shares, together with any other Shares acquired by Mr. Justin and the Trusts, the "Justin and Trust Shares"), or approximately 19.8% of the outstanding Shares. John S. Justin, Jr. also owns all 100 shares of the Company's outstanding Preferred Stock (the "Preferred Shares"), which under the Stockholders Agreement, he has agreed to convert into Common Stock and tender prior to the Expiration Date of the Offer.

  Pursuant to the Stockholders Agreement, Mr. Justin and the Trusts have agreed to tender in the Offer, prior to the initial expiration date of the Offer, all Shares (including Shares acquired upon conversion of the Preferred Shares) owned beneficially and of record by them. Except pursuant to the Company Securities Option described below, Purchaser will not purchase the Justin and Trust Shares, without the consent of Mr. Justin and the Trusts, unless the Minimum Condition has been satisfied and not waived by Purchaser and Parent. Mr. Justin and the Trusts have also agreed to vote the Justin and Trust Shares in favor of the Merger and the Merger Agreement, against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company (except as contemplated by the Merger Agreement), any change in the Company's capitalization, corporate structure or business, any other action which could reasonably be expected to interfere with, delay or materially adversely affect the likelihood that the transactions contemplated by the Merger Agreement will be consummated, or any other matter necessary for the consummation of the transactions contemplated in the Merger Agreement. Mr. Justin and the Trusts have also granted to Parent and Purchaser, or any of their nominees, an irrevocable proxy to demand that the Company call a special meeting to consider the Merger and the Merger Agreement and to vote the Justin and Trust Shares in respect of such matter at every meeting of the Stockholders, however called.

  In addition, Mr. Justin and the Trusts have covenanted and agreed not to transfer or consent to the transfer of any of the Justin and Trust Shares, enter into any contract, option or other arrangement with respect to the transfer of the Justin and Trust Shares, grant any proxies with respect to the Justin and Trust Shares, deposit the Justin and Trust Shares into a voting trust or enter into any voting agreement with respect to the Justin and Trust Shares, take any other action that would make any representation or warranty of Mr. Justin and the Trusts contained in the Stockholders Agreement untrue or have the effect of preventing Mr. Justin and the Trusts from performing their obligations under the Stockholders Agreement.

  Mr. Justin and the Trusts have also agreed that they will not, directly or indirectly, solicit, initiate, knowingly encourage or take any other action designed to facilitate any inquiries or the making of any proposal relating to the acquisition of any Justin and Trust Shares or any transaction that constitutes a Takeover Proposal. Mr. Justin and the Trusts have agreed not to participate in any discussions (except with Parent and Purchaser) regarding, or furnish to any person (other than Parent or Purchaser) any information with respect to, or otherwise cooperate with, or assist or encourage, any attempt by any person (other than Parent or Purchaser) to make, any transaction that may constitute a Takeover Proposal. Mr. Justin and the Trusts have also agreed to immediately cease all existing discussions or negotiations of Mr. Justin and the Trusts with any person (other than Parent or Purchaser) with respect to the foregoing. Notwithstanding any provisions of this paragraph to the contrary, Mr. Justin and the Trusts and any of their agents or representatives who is a member of Company Board may, in his capacity as such, take such actions, if any, as are permitted by the Merger Agreement.

  Mr. Justin and the Trusts have also each granted to Parent and Purchaser an irrevocable option (the "Company Securities Option") to purchase the Justin and Trust Shares at a price per Share equal to the Offer Price or any higher price paid or to be paid by Parent or Purchaser pursuant to the Offer or the Merger. The Company Securities Option becomes exercisable, in whole but not in part, for all Shares subject thereto not accepted for payment in the Offer, at the close of business on the Expiration Date, if, but only if, (i) the number of Shares tendered in the Offer, when added to the number of Shares not tendered, if any, that are subject to the Company Securities Option, will satisfy the Minimum Condition, (ii) if the number of Shares tendered in the Offer is not sufficient to cause the Minimum Condition to be satisfied, Parent and Purchaser shall have waived the Minimum Condition, and (iii) Purchaser has accepted for payment all Shares tendered and not withdrawn, and the Company Securities Option shall remain exercisable for 15 days from such date.

  12. Purpose of the Offer and the Merger; Plans for the Company After the Offer and the Merger; Stockholder Approval and Appraisal Rights.

  Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the Stockholders to Parent and to provide the Stockholders with cash in a per Share amount equal to the Offer Price for all of their Shares.

  Plans for the Company. Following the Merger, the Company will be operated as a wholly owned subsidiary of Parent. Except as otherwise provided in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or its subsidiaries, or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or the composition of the Company Board or the Company's management.

  Stockholder Approval. Under the Texas Act, the approval of the Company Board and, except as described below, the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the Texas Act described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its Stockholders as soon as practicable after the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required.

  Under the Texas Act, if Purchaser acquires, pursuant to the Offer or otherwise, such number of Shares which, when added to the Shares owned of record by Purchaser on such date, constitutes at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, and effect the Merger pursuant to the short-form merger provisions of the Texas Act, without a vote of the Stockholders. Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition. If Purchaser does not acquire such number of Shares which, when added to the Shares owned of record by Purchaser on such date, constitutes at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Stockholders is required under the Texas Act, a significantly longer period of time will be required to effect the Merger.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Stockholders will have certain rights under Articles 5.11-5.13 of the Texas Act to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting Stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value as so determined could be more or less than the Merger Consideration.

  If a stockholder who demands appraisal under Articles 5.11-5.13 of the Texas Act fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the Texas Act, the Shares of that stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivering to the Company a written withdrawal of such demand for appraisal and acceptance of the Merger.

  Failure to precisely follow the steps required by Articles 5.11-5.13 of the Texas Act for the perfection of appraisal rights may result in the loss of those rights.

  Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Parent does not believe that Rule 13e-3 will be applicable to the Merger. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to Stockholders therein, be filed with the SEC and disclosed to Stockholders prior to consummation of the Merger.

  13. Dividends and Distributions.

  The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, declare or pay any dividends on or make any other distributions in respect of any capital stock or split, combine, subdivide or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except for the $.06 per Share dividend declared by the Board on June 14, 2000 payable on July 5, 2000 to stockholders of record on June 26, 2000.

  14. Conditions of the Offer. Notwithstanding any other provision of the Offer (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and may delay the acceptance for payment of or, subject to such restrictions, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute at least sixty-seven percent of the Shares outstanding on a fully-diluted basis on the date of purchase (on a "fully-diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to options or obligations outstanding at that date, whether or not vested or then exercisable), when aggregated with any Shares owned by Parent, Purchaser or an affiliate of Parent or Purchaser (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act (as hereinafter defined) has not expired or terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur and be continuing:

  . there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's and its subsidiaries' businesses and assets, taken as a whole, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) renders Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, or
     (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Stockholders, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

  . there shall be any action or proceeding pending by any domestic or foreign federal or state governmental regulatory or administrative agency or authority which (1) seeks to prohibit, or impose any material limitation on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's and its subsidiaries' businesses and assets, taken as a whole, (2) seeks to prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) is reasonably likely to result in a material delay in or seeks to restrict the ability of Purchaser, or render Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, or (4) seeks to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Stockholders; provided that Parent shall have used all reasonable efforts to cause any such action or proceeding to be dismissed;

  . the representations and warranties of the Company set forth in the Merger Agreement that are qualified by materiality shall not be true and correct in any respect, or the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified shall not be true and correct in any material respect, in either case, as of the date of consummation of the Offer as though made on or as of such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Agreement to be performed or complied with by it (including without limitation if the Company shall have entered into any definitive agreement or any agreement in principle with any person with respect to a Takeover Proposal or similar business combination with the Company in violation of Section 5.2 of the Merger Agreement), except, in the case of the failure of any representation or warranty, for changes specifically permitted by the Merger Agreement, and for those representations and warranties that address matters only as of a particular date which are true and correct as of such date;

  . (1) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks by a United States Governmental Entity (as defined in the Merger Agreement, or (3) any mandatory limitation by a United States Governmental Entity that materially and adversely affects the extension of credit by banks or other financial institutions; or

  . the Merger Agreement shall have been terminated in accordance with its terms;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by either of them or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser.

  15. Certain Legal Matters and Regulatory Approvals

  General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of
(i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as set forth herein, any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Antitakeover Statutes. Article 13 of the Texas Act, in general, prohibits a Texas corporation, such as the Company, from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with an "Affiliated Shareholder" (defined generally as a person that is the beneficial owner of 20% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Affiliated Shareholder unless, (i) prior to the date such person became an Affiliated Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Affiliated Shareholder, or (ii) the Business Combination or transaction is approved by the affirmative vote of at least two-thirds of the outstanding voting shares of the Company (not including those owned by the Affiliated Shareholder) within six months of the date that such person became an Affiliated Shareholder. The provisions of
Article 13 of the Texas Act are not applicable to any of the transactions contemplated by the Merger Agreement because the Merger Agreement and the transactions contemplated thereby (including the acquisition of Shares pursuant to the Stockholders Agreement) were approved by the Company Board prior to the execution thereof.

  A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Texas will by their terms apply to the Offer, and, except as set forth above with respect to Article
13.01 of the Texas Act, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust Compliance. The Offer and the Merger are subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  Parent expects to file its Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the FTC on or about June 27, 2000 or as soon thereafter as practicable. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, the fifteenth day after the date Parent's form is filed, unless early termination of the waiting period is granted. However, the DOJ or FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer and the Merger. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

  16. Fees and Expenses.

  Information Agent. Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

  Depositary. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  17. Miscellaneous.

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement, including exhibits and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 with respect to the Company (except that they will not be available at the regional offices of the SEC).

                                          J ACQUISITION CORP.

June 27, 2000

                                                                     SCHEDULE I

                     INFORMATION CONCERNING THE DIRECTORS
                AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

  The following description sets forth (i) the name and title of each executive officer and director of each of Purchaser and Parent, and (ii) each such individual's business address, present principal occupation and material positions and occupations within the past five years. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 1440 Kiewit Plaza, Omaha, Nebraska 68131.

A. Directors and Executive Officers of Purchaser

  The directors of Purchaser are Warren E. Buffett and Marc D. Hamburg, and the executive officers of Purchaser are Warren E. Buffett, Chief Executive Officer, and Marc D. Hamburg, Vice President, Secretary and Treasurer.

B. Directors and Executive Officers of Parent

  The Directors of Berkshire Hathaway Inc. are Warren E. Buffett, Charles T. Munger, Susan T. Buffett, Howard G. Buffett, Malcolm G. Chace, Ronald L. Olson, and Walter Scott, Jr. The executive officers of Berkshire Hathaway Inc. are Warren E. Buffett, Chairman and Chief Executive Officer, Charles T. Munger, Vice Chairman, and Marc D. Hamburg, Vice President and Treasurer.

                               Present Principal Occupation or Employment,
                           Material Positions Held During Past Five Years, and
 Name                                        Business Address
 ----                      ---------------------------------------------------
 Warren E. Buffett....... Mr. Buffett has been Chairman and Chief Executive
                          Officer of Berkshire since 1970. He is also a
                          director of The Coca-Cola Company, The Gillette
                          Company and The Washington Post Company.

 Charles T. Munger....... Mr. Munger has been a director and Vice Chairman of
                          Berkshire's Board of Directors since 1978. He is
                          Chairman of the Board of Directors and Chief
                          Executive Officer of Wesco Financial Corporation,
                          Chairman of the Board of Directors of Daily Journal
                          Corporation and a director of Costco Wholesale
                          Corporation. His business address is 355 S. Grand
                          Avenue, 34th Floor, Los Angeles, California 90071.

 Howard G. Buffett....... Mr. Buffett is Chairman of the Board of Directors of
                          The GSI Group, a company primarily engaged in the
                          manufacture of agricultural equipment. From 1992
                          until June 5, 1995, Mr. Buffett had been Vice
                          President, Assistant to the Chairman and a Director
                          of Archer Daniels Midland Company, a company engaged
                          principally in the business of processing and
                          merchandising agricultural commodities. He is also a
                          director of Coca-Cola Enterprises, Inc., Lindsay
                          Manufacturing Co. and Mond Industries Inc. His
                          business address is 1004 East Illinois Street,
                          Assumption, Illinois 62510.

 Susan T. Buffett........ Mrs. Buffett has been a director of Berkshire since
                          1991. Mrs. Buffett has not been employed in the past
                          five years.

 Malcolm G. Chace........ In 1996, Mr. Chace was named Chairman of the Board of
                          Directors of BankRI, a community bank located in the
                          state of Rhode Island. Prior to 1996, Mr. Chace had
                          been a private investor. Mr. Chace's business address
                          is One Providence Washington Plaza, Providence, Rhode
                          Island 02903.

 Marc D. Hamburg......... Mr. Hamburg has been the Vice President and Treasurer of Berkshire for more than the past five years.

 Ronald L. Olson......... Mr. Olson has, for more than the past five years, been a partner in the law firm of Munger, Tolles &
                          Olson LLP. He is also a director of Edison
                          International, Western Asset Trust, Inc. and Pacific
                          American Income Shares Inc. His business address is
                          355 S. Grand Avenue, 35th Floor, Los Angeles,
                          California 90071.

 Walter Scott, Jr. ...... Mr. Scott has been Chairman of the Board of Level 3
                          Communications, Inc., a communications and
                          information services company, since 1979. Level 3
                          Communications was formerly known as Peter Kiewit
                          Sons', Inc., for which, until the spin-off of its
                          construction operations in March 1998, Mr. Scott also
                          served as Chief Executive Officer. Mr. Scott is also
                          a director of Burlington Resources, Inc., ConAgra,
                          Inc., Valmont Industries, Inc., Commonwealth
                          Telephone Enterprises, Inc. and RCN Corporation.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                             The Bank of New York

           By Mail:              By Facsimile Transmission:   By Hand or Overnight Courier:

 Tender & Exchange Department   (Eligible Institutions Only)   Tender & Exchange Department
        P.O. Box 11248                 (212) 815-6213               101 Barclay Street
    Church Street Station                                       Receive and Deliver Window
New York, New York 10286-1248     Confirm by Telephone to:       New York, New York 10286
                                       (212) 815-6156

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.


                                17 State Street
                                  10th floor
                              New York, NY 10004
               Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064